Exhibit 99.1

Synopsis

•	Madison International Realty recently contacted numerous Wells investors to purchase their Wells REIT II shares for $4.50 each.

•	Wells REIT II’s Board of Directors unanimously recommends that you do not sell your shares at that price.

We strongly recommend rejecting the $4.50 offer from Madison, which the

Board believes is significantly below the REIT’s current value.

*** To decline the offer, simply ignore it. You do not need to respond to anything. ***

Options for Investors Seeking Liquidity

As an option for investors with an urgent need to cash out, the Board is reopening the Wells REIT II Share Redemption Program. After shares have been outstanding for one year, they may be redeemed at 60% of purchase price, or $6 per share in most cases.

It is important to note that $6 is not the current value of your shares. Wells REIT II was designed to be a long-term investment, and the share valuation will not be set until an official appraisal is performed, by the end of 2011. Your Board does not recommend that investors redeem their shares for $6. The $6 simply represents a redemption option for qualifying investors with an immediate need. (Limitations apply — see the Form 8-K filed on July 27, 2010, at www.WellREITII.com for full details. For accounts redeeming due to death or qualifying disability, redemption remains at 100% of the share purchase price.)

Where to Find More Information

Additional information can be found at www.WellsREITII.com, under the Investor Relations tab. As these opportunistic offers become more common in the investment industry, responding by mail to each one becomes very costly to the REIT and its investors — generally ranging from $50,000 to $75,000 per response. As a result, going forward we will post our responses at www.WellsREITII.com, under Investor Relations.

As always, if you have any questions about tender offers or your account, please contact your financial representative or call us at Wells at 800-557-4830.

Thank you for your investment with Wells REIT II.

E. Nelson Mills President Wells REIT II	The Securities and Exchange Commission has cautioned investors about unsolicited “mini-tender” offers for investment shares below market value. For information: www.sec.gov/investor/pubs/minitend.htm

Wells Real Estate Funds, Inc. is affiliated with Wells Investment Securities, Inc. — Distributor — Member FINRA/SIPC.

Wells Real Estate Investment Trust II, Inc. (Wells REIT II) is closed to new investments.

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